--------------------------------------------------------------------------------
SEC 1745 (6-00) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------

                                                    ----------------------------
                        UNITED STATES                           OMB APPROVAL
             SECURITIES AND EXCHANGE COMMISSION     ----------------------------
                   Washington, D.C. 20549            OMB Number: 3235-0145
                                                     Expires: October 31, 2002
                                                     Estimated average burden
                                                     hours per response.  14.9
                                                    ----------------------------

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                       (Amendment No.    1   )*
                                      -------

                             AFC Enterprises, Inc.
================================================================================
                               (Name of Issuer)

                    Common Stock, $0.01 par value per share
================================================================================
                        (Title of Class of Securities)

                                   00104Q107
                ==============================================
                                (CUSIP Number)

                               December 31, 2001
================================================================================
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [_]  Rule 13d-1(b)

 [_]  Rule 13d-1(c)

 [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    00104Q107
          ---------------
================================================================================

    1.    Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          FS Equity Partners III, L.P.
          ----------------------------------------------------------------------
================================================================================

    2.    Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)   X
                  --------------------------------------------------------------
            (b)
                  --------------------------------------------------------------
================================================================================

    3.    SEC Use Only
                        --------------------------------------------------------
================================================================================

    4.    Citizenship or Place of Organization  Delaware
                                                --------------------------------
================================================================================

                5.   Sole Voting Power
                                          --------------------------------------
               =================================================================
Number of
Shares          6.   Shared Voting Power  6,471,103 (See Item 4)
Beneficially                              --------------------------------------
Owned by       =================================================================
Each
Reporting       7.   Sole Dispositive Power
Person With                                   ----------------------------------
               =================================================================

                8.   Shared Dispositive Power 6,471,103 (See Item 4)
                                              ----------------------------------
================================================================================

    9.    Aggregate Amount Beneficially Owned by Each Reporting Person
          6,471,103 (See Item 4)
          ----------------------------------------------------------------------
================================================================================

   10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                             ---------------------------------------------------
================================================================================

   11.    Percent of Class Represented by Amount in Row (9)  21.3% (See Item 4)
                                                             -------------------
================================================================================

   12.    Type of Reporting Person (See Instructions)
          PN
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------
================================================================================

CUSIP No.    00104Q107
          ---------------
================================================================================

    1.    Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          FS Capital Partners, L.P.
          ----------------------------------------------------------------------
================================================================================

    2.    Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)   X
                  --------------------------------------------------------------
            (b)
                  --------------------------------------------------------------
================================================================================

    3.    SEC Use Only
                        --------------------------------------------------------
================================================================================

    4.    Citizenship or Place of Organization  California
                                                --------------------------------
================================================================================

                5.   Sole Voting Power
                                          --------------------------------------
               =================================================================
Number of
Shares          6.   Shared Voting Power  6,471,103 (See Item 4)
Beneficially                              --------------------------------------
Owned by       =================================================================
Each
Reporting       7.   Sole Dispositive Power
Person With                                   ----------------------------------
               =================================================================

                8.   Shared Dispositive Power 6,471,103 (See Item 4)
                                              ----------------------------------
================================================================================

    9.    Aggregate Amount Beneficially Owned by Each Reporting Person
          6,471,103 (See Item 4)
          ----------------------------------------------------------------------
================================================================================

   10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                             ---------------------------------------------------
================================================================================

   11.    Percent of Class Represented by Amount in Row (9)  21.3% (See Item 4)
                                                             -------------------
================================================================================

   12.    Type of Reporting Person (See Instructions)
          PN
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------
================================================================================

CUSIP No.    00104Q107
          ---------------
================================================================================

    1.    Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          FS Holdings, Inc.
          ----------------------------------------------------------------------
================================================================================

    2.    Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)   X
                  --------------------------------------------------------------
            (b)
                  --------------------------------------------------------------
================================================================================

    3.    SEC Use Only
                        --------------------------------------------------------
================================================================================

    4.    Citizenship or Place of Organization  California
                                                --------------------------------
================================================================================

                5.   Sole Voting Power
                                          --------------------------------------
               =================================================================
Number of
Shares          6.   Shared Voting Power  6,471,103 (See Item 4)
Beneficially                              --------------------------------------
Owned by       =================================================================
Each
Reporting       7.   Sole Dispositive Power
Person With                                   ----------------------------------
               =================================================================

                8.   Shared Dispositive Power 6,471,103 (See Item 4)
                                              ----------------------------------
================================================================================

    9.    Aggregate Amount Beneficially Owned by Each Reporting Person
          6,471,103 (See Item 4)
          ----------------------------------------------------------------------
================================================================================

   10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                             ---------------------------------------------------
================================================================================

   11.    Percent of Class Represented by Amount in Row (9)  21.3% (See Item 4)
                                                             -------------------
================================================================================

   12.    Type of Reporting Person (See Instructions)
          CO
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------
================================================================================

CUSIP No.    00104Q107
          ---------------
================================================================================

    1.    Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          FS Equity Partners International, L.P.
          ----------------------------------------------------------------------
================================================================================

    2.    Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)   X
                  --------------------------------------------------------------
            (b)
                  --------------------------------------------------------------
================================================================================

    3.    SEC Use Only
                        --------------------------------------------------------
================================================================================

    4.    Citizenship or Place of Organization  Delaware
                                                --------------------------------
================================================================================

                5.   Sole Voting Power
                                          --------------------------------------
               =================================================================
Number of
Shares          6.   Shared Voting Power  259,980 (See Item 4)
Beneficially                              --------------------------------------
Owned by       =================================================================
Each
Reporting       7.   Sole Dispositive Power
Person With                                   ----------------------------------
               =================================================================

                8.   Shared Dispositive Power 259,980 (See Item 4)
                                              ----------------------------------
================================================================================

    9.    Aggregate Amount Beneficially Owned by Each Reporting Person
          259,980 (See Item 4)
          ----------------------------------------------------------------------
================================================================================

   10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                             ---------------------------------------------------
================================================================================

   11.    Percent of Class Represented by Amount in Row (9)
          less than 1% (See Item 4)
          ----------------------------------------------------------------------
================================================================================

   12.    Type of Reporting Person (See Instructions)
          PN
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------
================================================================================

CUSIP No.   00104Q107
         ---------------

================================================================================
     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).
          FS&Co. International, L.P.
          ----------------------------------------------------------------------
================================================================================

     2.   Check the Appropriate Box if a Member of a Group (See Instructions).

           (a)  X
                ----------------------------------------------------------------
           (b)
                ----------------------------------------------------------------
================================================================================

     3.   SEC Use Only
                       ---------------------------------------------------------
================================================================================

     4.   Citizenship or Place of Organization Cayman Islands
                                              ----------------------------------
================================================================================

                5.  Sole Voting Power
                                      ------------------------------------------
                ================================================================
Number of
Shares          6.  Shared Voting Power 259,980 (See Item 4)
Beneficially                            ----------------------------------------
Owned by        ================================================================
Each
Reporting       7.  Sole Dispositive Power
Person With                               --------------------------------------
                ================================================================

                8.  Shared Dispositive Power 259,980 (See Item 4)
                                             -----------------------------------
================================================================================

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          259,980 (See Item 4)
          ----------------------------------------------------------------------
================================================================================

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                       ---------------------------------------------------------
================================================================================

     11.  Percent of Class Represented by Amount in Row (9)  less than 1%  (See
                                                             -------------------
          Item 4)
          ----------------------------------------------------------------------
================================================================================
     12.  Type of Reporting Person (See Instructions)
          PN
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
================================================================================

CUSIP No.   00104Q107
         ---------------

================================================================================
     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).
          FS International Holdings Ltd.
          ----------------------------------------------------------------------
================================================================================

     2.   Check the Appropriate Box if a Member of a Group (See Instructions).

           (a)  X
                ----------------------------------------------------------------
           (b)
                ----------------------------------------------------------------
================================================================================

     3.   SEC Use Only
                       ---------------------------------------------------------
================================================================================

     4.   Citizenship or Place of Organization Cayman Islands
                                               ---------------------------------
================================================================================

                5.  Sole Voting Power
                                     -------------------------------------------
                ================================================================
Number of
Shares          6.  Shared Voting Power 259,980 (See Item 4)
Beneficially                            ----------------------------------------
Owned by        ================================================================
Each
Reporting       7.  Sole Dispositive Power
Person With                                -------------------------------------
                ================================================================

                8.  Shared Dispositive Power 259,980 (See Item 4)
                                             -----------------------------------
================================================================================

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          259,980 (See Item 4)
          ----------------------------------------------------------------------
================================================================================

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                       ---------------------------------------------------------
================================================================================

     11.  Percent of Class Represented by Amount in Row (9)  less than 1% (See
                                                             -------------------
          Item 4)
          ----------------------------------------------------------------------
================================================================================
     12.  Type of Reporting Person (See Instructions)
          CO
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
================================================================================

CUSIP No.   00104Q107
         ---------------

================================================================================
     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).
          FS Equity Partners IV, L.P.
          ----------------------------------------------------------------------
================================================================================

     2.   Check the Appropriate Box if a Member of a Group (See Instructions).

           (a)  X
                ----------------------------------------------------------------
           (b)
                ----------------------------------------------------------------
================================================================================

     3.   SEC Use Only
                      ----------------------------------------------------------
================================================================================

     4.   Citizenship or Place of Organization Delaware
                                               ---------------------------------
================================================================================

                5.  Sole Voting Power
                                     -------------------------------------------
                ================================================================
Number of
Shares          6.  Shared Voting Power 786,532 (See Item 4)
Beneficially                            ----------------------------------------
Owned by        ================================================================
Each
Reporting       7.  Sole Dispositive Power
Person With                                -------------------------------------
                ================================================================

                8.  Shared Dispositive Power 786,532 (See Item 4)
                                             -----------------------------------
================================================================================

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          786,532 (See Item 4)
          ----------------------------------------------------------------------
================================================================================

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                       ---------------------------------------------------------
================================================================================

     11.  Percent of Class Represented by Amount in Row (9)  2.6% (See Item 4)
                                                             -------------------
================================================================================
     12.  Type of Reporting Person (See Instructions)
          PN
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
================================================================================

CUSIP No.   00104Q107
         ---------------

================================================================================
     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).
          FS Capital Partners LLC
          ----------------------------------------------------------------------
================================================================================

     2.   Check the Appropriate Box if a Member of a Group (See Instructions).

           (a)  X
                ----------------------------------------------------------------
           (b)
                ----------------------------------------------------------------
================================================================================

     3.   SEC Use Only
                      ----------------------------------------------------------
================================================================================

     4.   Citizenship or Place of Organization California
                                               ---------------------------------
================================================================================

                5.  Sole Voting Power
                                     -------------------------------------------
                ================================================================
Number of
Shares          6.  Shared Voting Power 786,532 (See Item 4)
Beneficially                            ----------------------------------------
Owned by        ================================================================
Each
Reporting       7.  Sole Dispositive Power
Person With                                 ------------------------------------
                ================================================================

                8.  Shared Dispositive Power 786,532 (See Item 4)
                                             -----------------------------------
================================================================================

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          786,532 (See Item 4)
          ----------------------------------------------------------------------
================================================================================

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                       ---------------------------------------------------------
================================================================================

     11.  Percent of Class Represented by Amount in Row (9)  2.6%  (See Item 4)
                                                             -------------------
================================================================================
     12.  Type of Reporting Person (See Instructions)
          OO
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
================================================================================

Item 1.

          (a) The name of the Issuer is AFC Enterprises, Inc., a Minnesota corporation (the "Issuer").

          (b) The principal executive offices of the Issuer are located at Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328.

Item 2.

          (a) The names of the persons filing this statement are: FS Equity Partners III, L.P. ("FSEP III"), FS Capital Partners, L.P. ("Capital Partners"), FS Holdings, Inc. ("Holdings"), FS Equity Partners International, L.P. ("FSEP International"), FS&Co. International, L.P. ("FS&Co."), FS International Holdings, L.P. ("International Holdings"), FS Equity Partners IV, L.P. ("FSEP IV") and FS Capital Partners, LLC ("FS LLC" and, together with FSEP III, Capital Partners, Holdings, FSEP International, FS&Co., International Holdings and FSEP IV, the "Filing Persons").

          (b) Each of FSEP III, Capital Partners, Holdings, FSEP International, FS&Co., International Holdings, FSEP IV and FS LLC has its principal business office at 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

          (c) Each of FSEP III, FSEP International and FSEP IV is a Delaware limited partnership. Capital Partners is a California limited partnership. Holdings is a California corporation. FS&Co. is a Cayman Islands exempted limited partnership. International Holdings is a Cayman Islands exempted company limited by shares. FSEP LLC is a California limited liability company.

          (d) This Schedule 13G relates to the Common Stock, $0.01 par value per share of the Issuer.

          (e)  The CUSIP number of the Common Stock is 00104Q107.

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

          (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)  [_]  An investment adviser in accordance with
                    (S)240.13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G);

          (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

          (j)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

The Filing Persons believe that there were 30,367,221 shares of Common Stock outstanding as of December 31, 2001. Based on such number of outstanding shares, the Filing Persons report the following holdings of Common Stock and corresponding percentage interest of total shares outstanding:

FSEP III reports direct holdings of 6,471,103 shares of Common Stock (21.3%). By virtue of being the sole general partner of FSEP III, Capital Partners may be deemed to have shared voting and dispositive power with respect to those 6,471,103 shares of Common Stock. By virtue of being the sole general partner of Capital Partners, Holdings may be deemed to have shared voting power and shared dispositive power with respect to those 6,471,103 shares of Common Stock.

FSEP International reports direct holdings of 259,980 shares of Common Stock (less than 1%). By virtue of being the sole general partner of FSEP International, FS&Co. may be deemed to have shared voting and dispositive power with respect to those 259,980 shares of Common Stock. By virtue of being the sole general partner of FS&Co., International Holdings may be deemed to have shared voting power and shared dispositive power with respect to those 259,980 shares of Common Stock.

FSEP IV reports direct holdings of 786,532 shares of Common Stock (2.6%). By virtue of being the sole general partner of FSEP IV, FS LLC may be deemed to have shared voting and dispositive power with respect to those 786,532 shares of Common Stock.

FSEP III, FSEP International and FSEP IV are each affiliates of Freeman Spogli & Co. LLC and therefore may be deemed to be a group for purposes of this Schedule 13G.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8.  Identification and Classification of Members of the Group

Please see Item 2 and Item 4.

Item 9.  Notice of Dissolution of Group

N/A

Item 10. Certification


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 26, 2002

                               FS EQUITY PARTNERS III, L.P.
                               By:  FS Capital Partners, L.P.
                               Its: General Partner
                                    By:  FS Holdings, Inc.
                                    Its: General Partner

                                          *
                                         ----------------------------------

                               FS CAPITAL PARTNERS, L.P.
                               By:  FS Holdings, Inc.
                               Its: General Partner


                                     *
                                    ---------------------------------------

                               FS HOLDINGS, INC.


                                *
                               --------------------------------------------

                               FS EQUITY PARTNERS INTERNATIONAL, L.P.
                               By:  FS&Co. International, L.P.
                               Its: General Partner

                                    By:  FS International Holdings Ltd.
                                    Its: General Partner

                                          *
                                         ----------------------------------

                               FS&CO. INTERNATIONAL, L.P.
                               By:  FS International Holdings Ltd.
                               Its: General Partner

                                     *
                                    ---------------------------------------

                               FS INTERNATIONAL HOLDINGS LTD.

                                *
                               --------------------------------------------

                               FS EQUITY PARTNERS IV, L.P.
                               By:  FS Capital Partners, LLC
                               Its: General Partner

                                     *
                                    --------------------------------------------

                               FS CAPITAL PARTNERS, LLC

                                *
                               -------------------------------------------------


*By: /s/ William M. Wardlaw
     --------------------------
     William M. Wardlaw
     Attorney-in-fact

                                   EXHIBIT 1

                           JOINT REPORTING AGREEMENT
                           -------------------------


     In consideration of the mutual covenants herein contained, pursuant to Rule 13d-1(k)(1), each of the parties hereto represents to and agrees with the other parties as follows:

     1. Such party is eligible to file a statement or statements on Schedule 13G pertaining to the Common Stock, $0.01 par value per share, of AFC Enterprises, Inc., a Minnesota corporation, to which this Joint Reporting Agreement is an exhibit, for filing of the information contained herein.

     2. Such party is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, PROVIDED that no such party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

     3. Such party agrees that such statement is being filed by and on behalf of each of the parties identified herein, and that any amendment thereto will be filed on behalf of each such party. Each party hereby constitutes and appoints each of William M. Wardlaw and John M. Roth as his or its true and lawful attorney-in-fact to (a) execute on behalf of the undersigned all forms and other documents to be filed with the Securities and Exchange Commission (the "SEC"), any stock exchange and any similar authority amending or otherwise with respect to the Schedule 13G to which this Joint Reporting Agreement is an exhibit and
(b) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to timely file such forms and documents with the SEC, any stock exchange and any other similar authority.

     This Joint Reporting Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.


Dated:  April 26, 2002         FS EQUITY PARTNERS III, L.P.
                               By:    FS Capital Partners, L.P.
                               Its:   General Partner
                                      By:   FS Holdings, Inc.
                                      Its:  General Partner

                                            /s/ William M. Wardlaw
                                            ---------------------------------
                                            William M. Wardlaw
                                            Vice President

                               FS CAPITAL PARTNERS, L.P.
                               By:    FS Holdings, Inc.
                               Its:   General Partner


                                      /s/ William M. Wardlaw
                                      --------------------------------------
                                      William M. Wardlaw
                                      Vice President


                               FS HOLDINGS, INC.


                               /s/ William M. Wardlaw
                               ---------------------------------------------
                               William M. Wardlaw
                               Vice President


                               FS EQUITY PARTNERS INTERNATIONAL, L.P.
                               By:    FS&Co. International, L.P.
                               Its:   General Partner

                                      By:    FS International Holdings Ltd.
                                      Its:   General Partner

                                             /s/ William M. Wardlaw
                                             -------------------------------
                                             William M. Wardlaw
                                             Vice President


                               FS&CO. INTERNATIONAL, L.P.
                               By:    FS International Holdings Ltd.
                               Its:   General Partner

                                      /s/ William M. Wardlaw
                                      --------------------------------------
                                      William M. Wardlaw
                                      Vice President


                               FS INTERNATIONAL HOLDINGS LTD.

                               /s/ William M. Wardlaw
                               ---------------------------------------------
                               William M. Wardlaw
                               Vice President

                               FS EQUITY PARTNERS IV, L.P.
                               By:    FS Capital Partners, LLC
                               Its:   General Partner

                                      /s/ William M. Wardlaw
                                      -------------------------------------
                                      William M. Wardlaw
                                      Vice President


                               FS CAPITAL PARTNERS, LLC

                               /s/ William M. Wardlaw
                               -----------------------
                               William M. Wardlaw
                               Vice President

                                      -3-